Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-163295, 333-175311, and 333-175312) and Form S-3 (No. 333-177222) of Cloud Peak Energy Inc. of our report dated February 13, 2014, except with respect to our opinion on the consolidated financial statements in so far as it relates to the “Supplemental Guarantor/Non-Guarantor Financial Information (CPE Inc. only)” described in Note 26 as to which the date is February 25, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this current report on Form 8-K dated February 25, 2014.

/s/PricewaterhouseCoopers LLP

Denver, Colorado

February 25, 2014